Exhibit 11(c)




                CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our report dated August 12, 1997 with respect to Stein Roe Municipal Money Market Fund, Stein Roe Intermediate Municipals Fund, Stein Roe Managed Municipals Fund, Stein Roe High-Yield Municipals Fund and SR&F Municipal Money Market Portfolio in the Registration Statement (Form N-1A) of Stein Roe Municipal Trust and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-99356) and in this Amendment No. 25 to the Registration Statement under the Investment Company Act of l940 (Registration No. 811-4367).



                                      ERNST & YOUNG LLP



Chicago, Illinois
November 4, 1997